Exhibit 99.1

Cystic Fibrosis Foundation Therapeutics Awards $21 Million to Vertex Pharmaceuticals Under Expanded Agreement

- New Collaboration Builds on Drug Discovery Progress at Vertex -

Cambridge, MA and Bethesda, MD, May 24, 2004 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that it has expanded its drug discovery and development collaboration with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation. Under the expanded collaboration, CFFT will make approximately $21 million in contracted research payments to Vertex through 2004 and 2005, providing funding for Vertex’s late-stage CF drug discovery effort. Recent progress at Vertex in the design of small molecule drugs targeting the basic defect in cystic fibrosis (CF) provides the foundation for the new agreement. Vertex will retain the right to develop and commercialize any compounds discovered.

Vertex Pharmaceuticals initiated its research in CF in May 2000 as part of a collaboration with the CF Foundation. Using proprietary expertise in ion channels, including high-content cell assays and medicinal chemistry, Vertex has focused on designing selective ion channel modulators that could restore the function of the defective Cystic Fibrosis Transmembrane conductance Regulator (CFTR) protein. Defective CFTR is one of the key factors that ultimately leads to the symptoms, complications and mortality in people with CF. This defective channel affects the transport of sodium and chloride in and out of the cells, which leads to the thick, sticky mucus in the lungs and the pancreas.

“Through its state-of-the-art technologies, Vertex has enabled the rapid design of small molecule compounds that, in laboratory studies, have corrected the defective ion transport in CF and therefore may address the root cause of disease,” said Robert J. Beall, Ph.D., President and CEO of the CF Foundation and CFFT. “By expanding our collaboration with Vertex, we are assuring that these compounds move forward quickly and prudently, in the hopes that at least one may become an effective basic defect therapy in CF.”

Under the terms of the agreement, CFFT will issue a milestone payment to Vertex for advancement of the first compound into clinical development. Vertex expects to recognize approximately $7 million as revenue from this collaboration for the calendar year 2004.

“Our new agreement with CFFT is the first of a series of business and scientific advancements in 2004 that we believe will validate Vertex’s leadership position in ion channel drug discovery,” said Joshua Boger, Ph.D., Vertex’s Chairman and CEO. “In addition to providing near-term revenue to Vertex, this agreement brings forward potential breakthrough drug candidates for CF toward clinical development, while retaining for Vertex full commercialization rights. This underscores Vertex’s commitment to developing breakthrough drugs for serious diseases and expands our ability to bring some of these breakthrough drugs to the marketplace ourselves.”

CF Drug Discovery at Vertex Pharmaceuticals

Vertex has designed proprietary compounds for CF that are highly active in vitro and may reverse the effects of the defective ion channel via two separate mechanisms of action. One class of compounds acts as “potentiators”, directly increasing the gating ability of the defective ion channel. Vertex has identified a second class of compounds that act as “correctors”, enhancing the number of CFTR channels at the cell surface. Most recently, both classes of compounds have been shown to improve CFTR function in bronchial epithelial cells that have been isolated from CF patients. Drug discovery efforts under the new collaboration will focus on optimizing and selecting drug candidates for clinical development from one or both of these compound classes.

Vertex scientists will discuss recent progress in the Company’s CF drug discovery program in more detail in a plenary session at CFFT’s 16th Annual Williamsburg Conference in Williamsburg, Virginia on June 5, 2004. Drug candidates identified in Vertex’s CF drug discovery program may have important future application in CF, as well as more broadly in the treatment of pulmonary diseases.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners. Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer. Vertex co-promotes the new HIV protease inhibitor Lexiva™ (fosamprenavir calcium) with GlaxoSmithKline.

About Cystic Fibrosis and the Cystic Fibrosis Foundation

Cystic fibrosis (CF) is a genetic disease affecting approximately 30,000 people in the United States. A defective gene causes the body to produce abnormally thick, sticky mucus that leads to chronic and life-threatening lung infections and impairs digestion. When the CF Foundation was created in 1955, few children lived to attend elementary school. Today, because of research and care supported by the CF Foundation with money raised through donations from individuals, corporations and foundations, the median age of survival for people with CF is in the early 30s.

The mission of the Cystic Fibrosis Foundation is to assure the development of the means to cure and control CF and to improve the quality of life for those with the disease. For more information on CF and the programs of the CF Foundation, call (800) FIGHT CF or visit www.cff.org.

This press release may contain forward-looking statements, including statements that (i) proprietary Vertex compounds may have important future application in the treatment of cystic fibrosis or pulmonary diseases; (ii) the agreement with CFF is the first in a series of business and commercial advancements that will validate Vertex’s leadership position in ion channels; and (iii) compounds generated in this collaboration have the potential to be breakthrough drugs. While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially. These risks and uncertainties include, among other things, the risks that efforts to select and optimize development candidates may not proceed due to financial, technical, commercial or other reasons, that laboratory results may not be predictive of future clinical results for Vertex’s compounds, that other advancements in Vertex’s ion channels effort may not materialize and other risks listed under Risk Factors in Vertex’s form 10-K filed with the Securities and Exchange Commission on March 15, 2004.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex Contacts:

Lynne Brum, Vice President, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Cystic Fibrosis Foundation Contact:

Allison Tobin, Director of Media Relations, (301) 841-2665